Exhibit 99.1

FOR IMMEDIATE RELEASE

Hill International Reports Second Quarter and First Half 2016 Financial Results

PHILADELPHIA — August 3, 2016 — Hill International (NYSE:HIL), the global leader in managing construction risk, announced today its financial results for the second quarter and first half ended June 30, 2016 (see attached tables).

Total revenue for the second quarter of 2016 was $175.6 million, a decrease of 3.3% from the second quarter of 2015.  Consulting fee revenue for the second quarter was $152.6 million, a decrease of 4.5% from last year’s second quarter.  The lower revenue was driven principally by Hill’s Middle East project management operation, where consulting fee revenue declined by $8.6 million, or 14.1%, during the second quarter from the same period last year.  This was partially offset by increases in consulting fee revenue of $2.2 million, or 6.8%, in the U.S. project management operation and $1.6 million, or 13.9%, in the European construction claims operation.

EBITDA (as defined below) for the second quarter was $10.8 million, a 20.3% decrease from the second quarter of 2015.  Operating profit for the second quarter was $8.2 million, a decrease of 23.1% from the second quarter of last year.  Net earnings attributable to Hill for the second quarter were down 66.1% to $1.5 million, or $0.03 per diluted share, from net earnings of $4.4 million, or $0.09 per diluted share, in the second quarter of 2015.

Hill’s total backlog at June 30, 2016 was $949 million, up 9.6% from $866 million at March 31, 2016. Twelve-month backlog at June 30, 2016 was $414 million, up 3.8% from $399 million at March 31, 2016.

“Our performance in the second quarter lagged behind last year’s primarily because of the impact that the collapse in oil prices had on new work in our Middle East project management operation last year and earlier this year,” said David L. Richter, Hill’s President and Chief Executive Officer.  “However, we expect this dip in revenue and its impact on our profitability to be temporary as we benefit from the nearly $90 million in new backlog we have added thus far in 2016, including significant new work in U.S. and the Middle East,” added Richter.

First Half 2016 Results

Total revenue for the first half of 2016 was $351.8 million, essentially unchanged from the first half of 2015. Consulting fee revenue for the first half was $309.9 million, a decrease of 0.3% from the first half of last year.

EBITDA for the first half was $18.9 million, a decrease of 11.5% from the first half of 2015.  Operating profit for the first half was $13.7 million, a decrease of 15.6% from the first half of last year.  Net earnings attributable to Hill for the first half were down 42.3% to $2.9 million, or $0.06 per diluted share, from net earnings of $5.1 million, or $0.10 per diluted share, in the first half of 2015.

2016 Guidance

Based on Hill’s financial performance during the first half, current market conditions and the backlog amounts described above, the company reiterates its prior guidance that consulting fee revenue in 2016 is expected to be between $630 million and $660 million.  This guidance reflects approximately 0% to 5% growth in consulting fee revenue for the year.  The company also maintains that EBITDA margin as a percentage of consulting fees in 2016 will be in the range of 8% to 10%, up from 6.5% during 2015.

Project Management Group

Hill’s Project Management Group provides program management, project management, construction management, project management oversight, troubled project turnaround, staff augmentation, project labor agreement consulting, commissioning, estimating and cost management, labor compliance and facilities management services.

Total revenue at Hill’s Project Management Group during the second quarter of 2016 was $131.8 million, a decrease of 3.8% from the second quarter of 2015.  Consulting fee revenue for the second quarter at the Projects Group was $110.1 million, a decrease of 5.4% from the second quarter of last year.  Operating profit for the Projects Group for the second quarter was $11.6 million, a decrease of 22.8% from last year’s second quarter.

Total revenue at the Projects Group during the first half of 2016 was $266.2 million, a decrease of 0.3% from the first half of 2015.  Consulting fee revenue for the Projects Group during the first half was a $226.7 million, a decrease of 0.8% from the first half of last year.  Operating profit for the Projects Group for the first half was $23.6 million, a decrease of 14.5% from last year’s first half.

Construction Claims Group

Hill’s Construction Claims Group provides claims consulting, management consulting, litigation support, expert witness testimony, cost/damages assessment, delay/disruption analysis, adjudication, lender advisory, risk management, forensic accounting, fraud investigation, Project Neutral and international arbitration services.

Total revenue at Hill’s Construction Claims Group during the second quarter of 2016 was $43.7 million, a decrease of 1.9% from the second quarter of 2015.  Consulting fee revenue for the second quarter at the Claims Group was $42.5 million, a decrease of 1.8% from the second quarter of last year.  Operating profit for the Claims Groups for the second quarter was $4.6 million, a decrease of 4.5% from last year’s second quarter.

Total revenue at the Claims Group during the first half of 2016 was a record $85.6 million, an increase of 0.9% from the first half of 2015.  Consulting fee revenue for the Claims Group during the first half was a record $83.2 million, an increase of 1.1% from the first half of last year. Operating profit for the Claims Group for the first half was a record $7.4 million, an increase of 4.6% from last year’s first half.

Conference Call

David L. Richter, Hill’s President and Chief Executive Officer, and John Fanelli III, Hill’s Senior Vice President and Chief Financial Officer, will host a conference call on August 4, 2016, at 11:00 am Eastern Time to discuss the financial results for the second quarter and first half ended June 30, 2016.  Interested parties may participate in the call by dialing (877) 423-9820 (Domestic) or (201) 493-6749 (International) approximately 10 minutes before the call is scheduled to begin and asking to be connected to the Hill International conference call.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to the “Investor Relations” section of Hill’s website at www.hillintl.com, and click on “Financial Information,” and then “Conferences and Calls”.  Please go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

About Hill International

Hill International, with 4,600 professionals in 100 offices worldwide, provides program management, project management, construction management, construction claims and other consulting services primarily to the buildings, transportation, energy environmental and industrial markets.  Engineering News-Record magazine recently ranked Hill as the eighth largest construction management firm in the United States.  For more information on Hill, please visit our website at www.hillintl.com.

The Hill International logo is available at: http://www.globenewswire.com/newsroom/prs/?pkgid=5733.

Forward-Looking Statements

Certain statements contained herein may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is our intent that any such statements be protected by the safe harbor created thereby.  Except for historical information, the matters set forth herein including, but not limited to, any projections of revenues, earnings or other financial items; any statements concerning our plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance, are forward-looking statements.  These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties.  Although we believe that the expectations, estimates and assumptions reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Important factors that could cause our actual results to differ materially from estimates or projections contained in our forward-looking statements are set forth in the Risk Factors section and elsewhere in the reports we have filed with the Securities and Exchange Commission, including that unfavorable global economic conditions may adversely impact our business, our backlog may not be fully realized as revenue and our expenses may be higher than anticipated.  We do not intend, and undertake no obligation, to update any forward-looking statement.

Hill International, Inc.

John P. Paolin

Senior Vice President of Marketing and

Corporate Communications

(215) 309-7710

johnpaolin@hillintl.com

The Equity Group Inc.

Devin Sullivan

Senior Vice President

(212) 836-9608

dsullivan@equityny.com

(HIL-F)

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

EARNINGS RELEASE TABLES

(In 000’s, Except Per Share Data)

(Unaudited)

Consolidated Statement of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Consulting fee revenue	$152,614	$159,738	$309,919	$310,879
Reimbursable expenses	22,975	21,910	41,891	41,037
Total revenue	175,589	181,648	351,810	351,916

Cost of services	89,748	92,400	183,811	178,829
Reimbursable expenses	22,975	21,910	41,891	41,037
Total direct expenses	112,723	114,310	225,702	219,866

Gross profit	62,866	67,338	126,108	132,050

Selling, general and administrative expenses	54,642	56,652	112,367	115,575
Share of loss of equity method affiliates	31	34	16	217
Operating profit	8,193	10,652	13,725	16,258

Interest expense and related financing fees, net	3,338	3,531	6,735	7,105

Earnings before income taxes	4,855	7,121	6,990	9,153
Income tax expense	3,378	2,586	4,059	3,770

Net earnings from continuing operations	1,477	4,535	2,931	5,383

Less: (net earnings) loss - noncontrolling interests	(13)	140	(9)	286

Net Earnings attributable to Hill International, Inc.	$1,490	$4,395	$2,940	$5,097

Basic earnings per common share - Hill International, Inc.	$0.03	$0.09	$0.06	$0.10
Basic weighted average common shares outstanding	51,727	50,483	51,679	50,429

Diluted earnings per common share - Hill International, Inc.	$0.03	$0.09	$0.06	$0.10
Diluted weighted average common shares outstanding	51,948	51,495	51,777	51,010

Selected Segment Data

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Project Management

Consulting fee revenue	$110,126	$116,464	$226,705	$228,581

Total revenue	$131,845	$137,052	$266,215	$267,047

Gross profit	$39,491	$43,089	$80,560	$86,475

Gross profit as a percent of consulting fee revenue	35.9%	37.0%	35.5%	37.8%

Selling, general and administrative expenses	$27,873	$28,048	$56,937	$58,646

SG&A expenses as a percentage of consulting fee revenue	25.3%	24.1%	25.1%	25.7%

Operating profit before equity in losses of affiliates	$11,618	$15,041	$23,623	$27,829

Share of loss of equity method affiliate	(31)	(34)	(16)	(217)

Operating profit	11,587	15,007	23,607	27,612

Operating profit as a percent of consulting fee revenue	10.5%	12.9%	10.4%	12.1%

Construction Claims

Consulting fee revenue	$42,488	$43,274	$83,214	$82,298

Total revenue	$43,744	$44,596	$85,595	$84,869

Gross profit	$23,375	$24,249	$45,548	$45,575

Gross profit as a percent of consulting fee revenue	55.0%	56.0%	54.7%	55.4%

Selling, general and administrative expenses	$18,819	$19,477	$38,119	$38,470

SG&A expenses as a percentage of consulting fee revenue	44.3%	45.0%	45.8%	46.7%

Operating profit	$4,556	$4,772	$7,429	$7,105

Operating profit as a percent of consulting fee revenue	10.7%	11.0%	8.9%	8.6%

Selected Other Financial Data

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Consulting fee revenue	$152,614	$159,738	$309,919	$310,879

Total revenue	$175,589	$181,648	$351,810	$351,916

Gross profit	$62,866	$67,338	$126,108	$132,050

Gross profit as a percentage of consulting fee revenue	41.2%	42.2%	40.7%	42.5%

Selling, general and administrative expenses (excluding corporate expenses)	$46,692	$47,525	$95,056	$97,116

Selling, general and administrative expenses (excluding corporate expenses) as a percentage of consulting fee revenue	30.6%	29.8%	30.7%	31.2%

Corporate expenses	$7,950	$9,127	$17,311	$18,459

Corporate expenses as a percentage of consulting fee revenue	5.2%	5.7%	5.6%	5.9%

Operating profit before equity in losses of affiliates	$8,224	$10,686	$13,741	$16,475

Share of loss of equity method affiliate	(31)	(34)	(16)	(217)

Operating profit	8,193	10,652	13,725	16,258

Operating profit as a percent of consulting fee revenue	5.4%	6.7%	4.4%	5.2%

Effective income tax rate	69.6%	36.3%	58.1%	41.2%

Selected Balance Sheet Data

	June 30, 2016	December 31, 2015

Cash and cash equivalents	$24,922	$24,089
Accounts receivable, net	$233,860	$243,417
Current assets	$283,691	$291,591
Total assets	$441,151	$442,563
Current liabilities	$130,891	$143,048
Total debt	$145,346	$144,983
Stockholders’ equity:
Hill International, Inc. share of equity	$117,495	113,969
Noncontrolling interest	$2,604	$4,070
Total equity	$120,099	$118,039

EBITDA Reconciliation

(Unaudited)

Management believes earnings before interest, taxes, depreciation and amortization, or EBITDA, in addition to operating profit, net earnings and other measures under United States generally accepted accounting principles, or GAAP, is a useful indicator of Hill’s financial and operating performance and its ability to generate cash flows from operations that are available for taxes and capital expenditures.  EBITDA is not a measure of financial performance under GAAP.  Investors should recognize that EBITDA might not be comparable to similarly-titled measures of other companies.  This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.  A reconciliation of EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation S-K follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net earnings	$1,490	$4,395	$2,940	$5,097
Interest expense, net	3,338	3,531	6,735	7,105
Income tax expense	3,378	2,586	4,059	3,770
Depreciation and amortization	2,544	2,983	5,200	5,423
EBITDA	$10,750	$13,495	$18,934	$21,395